AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (this “Agreement”), dated as of March 17, 2025 (the “Effective Date”), is entered into by and among Highlands REIT, Inc. (“Highlands” or the “Company”) and Robert J. Lange (“Executive”).
RECITALS:
WHEREAS, Executive and Company are each a party to that certain Amended and Restated Executive Employment Agreement, dated April 12, 2023 (the “Prior Agreement”);
WHEREAS, effective as of the date hereof, the Company and Executive hereby amend and restate the Prior Agreement;
WHEREAS, Executive will serve in the position of President and Chief Executive Officer;
and
WHEREAS, this Agreement sets forth the terms and conditions of the employment relationship between the Company and Executive.
NOW, THEREFORE, in consideration of the covenants herein contained and the employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.[Intentionally Deleted.]
2.Position. The Company will employ Executive as its President and Chief Executive Officer. Executive understands and agrees that Executive will be required to travel from time to time for business reasons. Executive agrees to devote Executive’s full working time and attention to the Company and to act at all times in the best interests of the Company. Executive will have such duties, responsibilities and authority as are consistent with Executive’s position. Executive shall report to the board of directors of the Company (the “Board”). Executive agrees to perform Executive’s duties and responsibilities to the Company faithfully, competently, diligently and to the best of Executive’s ability, and subject to, and in accordance with, all of the policies, rules and regulations from time to time applicable to employees of the Company. Executive further agrees to execute any additional documents as the Company may from time to time request Executive and other similarly situated executives to sign regarding such policies, rules and regulations of the Company; provided that any such additional documents shall not be inconsistent with the terms of this Agreement.
3.Compensation and Benefits.
(a)Base Salary. During the “Term” (as defined in Section 4 below), the Company will pay to Executive a base salary at a rate of $825,000 per annum, which may be reviewed and increased (but not decreased) from time to time in the normal course of business (such annual salary, as in effect from time to time, to be referred to herein as “Base Salary”).

Executive’s Base Salary will be payable in accordance with the Company’s normal payroll practices.
(b)Retention Award. Executive is entitled to receive a cash retention bonus (the “Retention Award”) in the amount of $400,000, less applicable taxes and withholdings, subject to Executive (i) remaining continuously employed by the Company through the earlier of
(a) June 1, 2025, or (b) the consummation of a Change in Control as defined herein (such earlier date the “Payment Date”) and not providing notice of Executive’s intention to resign before the Payment Date and (ii) returning an executed copy of this Agreement to an authorized officer of the Company prior to the Payment Date. If the foregoing conditions are met, the Retention Award shall be paid to Executive as soon as practicable following the Payment Date and in no event later than the next regularly scheduled payroll date on or after the Payment Date. Executive acknowledges and agreed that the Retention Award shall not be considered salary for any purpose and shall not be considered a bonus for the purpose of calculating any severance, change in control, or similar payments, if applicable.
(c)Annual Performance Bonus. For each fiscal year of the Company during Executive’s employment with the Company hereunder (each, a “Performance Period”), Executive will be eligible to receive an annual performance bonus award payable in cash in an amount determined by the Board, or a committee thereof, based upon the achievement of performance criteria established by the Board or the Compensation Committee of the Board with respect to such period (the “Annual Bonus”). The bonus program to be established by the Board will include threshold, target and maximum levels. Executive will be eligible to receive an annual target bonus of no less than one hundred twelve and a half percent (112.5%) of Executive’s Base Salary (“Target Bonus”) with threshold and maximum bonus levels to be determined on an annual basis, with the actual bonus that becomes payable to be based on the actual achievement of the applicable performance criteria as determined by the Board or a committee thereof. In the event of the occurrence of a Change in Control during a Performance Period, in addition to any other payments or benefits to which Executive is or may become entitled to pursuant to the terms of this Agreement or any plan or agreement in which Executive participates or is a party to, Executive will be entitled to receive an Annual Bonus equal to the greater of (x) Executive’s Prior Bonus or (y) Executive’s Target Bonus for the year in which the Change in Control occurs, in each case, pro-rated for the portion of the Performance Period that elapsed prior to the occurrence of the Change in Control. Any Annual Bonus shall be paid to Executive in a lump sum as soon as reasonably practicable following the Board or committee’s determination of the achievement of performance for the fiscal year, but in no event later than March 15 following the end of the applicable fiscal year.
(d)Employee Benefits. Executive is also eligible for the benefit plans and employment policies offered by the Company to other senior level executives under the same terms and conditions offered to senior level executives, subject to and on a basis consistent with the terms, conditions, and overall administration of such benefit plans. During the Term, Executive will accrue vacation with pay at an annual accrual rate consistent with the Company’s policy in effect from time to time.

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(e)Reservation of Rights. Notwithstanding the foregoing, the Company may change, amend, or discontinue any employee benefit plans and policies at any time in its sole discretion.
(f)Business Expenses. The Company shall reimburse Executive for reasonable business expenses incurred by Executive on Company business, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time.
(g)Equity Grant. In connection with the execution of this Agreement, Executive will receive a grant of fully vested equity in the amount of $300,000. The number of shares of Common Stock (each, a “Share”) subject to each such award shall be $300,000 divided by the estimated net asset value of the Company as most recently determined by the Board on or prior to the Effective Date, rounded to the nearest whole Share.
4.Term; Termination of Employment. The term of this Agreement (the “Term”) begins on the Effective Date and will end, along with Executive’s employment with the Company, on the earliest to occur of the following events.
(a)Notice by Executive. Executive can terminate Executive’s employment and the Term with Good Reason in accordance with the notice requirement under the definition of Good Reason under Section 12(f) of this Agreement or without Good Reason by providing 60 days advance written notice to the Company of such intent, with the last day of Executive’s employment being the end of such 60-day notice period. The Company can elect, in its sole discretion, to have Executive continue to provide services to the Company during some, all or none of such notice period and can elect, in its sole discretion, whether such services will be performed on or off Company premises.
(b)Notice by the Company without Cause. The Company can terminate Executive’s employment and the Term without Cause by providing 60 days’ advance written notice to Executive of such intent, with the last day of Executive’s employment being the end of such 60-day notice period. At the Company’s option, it may place Executive on a paid leave of absence for all or part of such notice period.
(c)Termination For Cause. The Company can terminate Executive’s employment and the Term immediately upon notice to Executive if such termination of employment is for Cause, subject to Section 12(c) of this Agreement.
(d)Other Reasons. Executive’s employment and the Term will be terminated upon Executive’s death or Executive becoming Disabled.
(e)Certain Payments. Upon Executive’s termination of employment for any reason, the Company will pay to Executive (a) Executive’s earned but unpaid Base Salary through the effective date of the termination and (b) any other amounts due to Executive from the Company or any of its Affiliates thereof as of the effective date of the termination, such as approved, unreimbursed business expenses and accrued and unused vacation. Executive’s participation in and payouts under employee benefit plans of the Company will be governed by the terms of those plans then in effect.

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5.Severance.
(a)Termination Without Cause or Resignation for Good Reason other than within 24 months Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not a CIC Termination (as defined below), then, subject to Section 6 and Section 9, Executive will receive a lump-sum payment in an amount equal to 1.5 times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus for the year in which the termination occurs. Such lump- sum amount will be payable within sixty (60) calendar days following Executive’s separation from service.
(b)Termination Without Cause or Resignation for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is on the date of, or during the twenty- four-(24) month period following, a Change in Control (a “CIC Termination”), then, subject to Section 6 and Section 9, Executive will receive a lump sum payment equal to three times the sum of (i) Executive’s Base Salary and (ii) the greater of (x) Executive’s Prior Bonus or (y) Executive’s Target Bonus for the year in which the CIC Termination occurs. Such lump sum amount will be payable within sixty (60) calendar days following Executive’s separation from service. In the event that Executive’s employment with the Company is terminated (other than by the Company for Cause, by Executive’s voluntary resignation other than for Good Reason or due to Executive’s death or Executive becoming Disabled) in connection with or by reason of a liquidation of the Company or a sale, liquidation or other disposition or exit (including any trustee sale, foreclosure, default, or placement into receivership) of all or substantially all of the Company’s assets (in each case, in a single transaction or series of transactions) (a “Disposition of Assets”), such termination shall constitute a CIC Termination for purposes of this Agreement, any other agreement between Executive and the Company, and any plan maintained by the Company.
(c)Benefit Continuation. If Executive is entitled to severance payments under either Section 5(a) or 5(b) hereof, the Company shall, at the Company’s expense, for the period ending on the earliest of (A) 18 months following the termination of Executive’s employment with the Company, or (B) the date Executive becomes eligible to be covered under any other group health plan (as an employee or otherwise) that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit Executive’s coverage under such plan (the “Benefit Continuation Period”), provide medical insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) by paying directly or reimbursing Executive for the applicable coverage premiums; provided that (i) Executive completes and timely files all necessary COBRA election documentation, which will be sent to Executive after the last day of employment and (ii) Executive continues to make all required premium payments required by COBRA. In the event such premium payments or reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company or in the event that the Company is otherwise unable to continue to cover Executive under its group health plan or ceases to maintain or participate in a group health plan, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a

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substitute provision that would not result in such tax or other penalties or would provide Executive with a comparable benefit or value, as applicable.
6.Conditions to Receiving Severance. The receipt of any severance or other benefits pursuant to Section 5 will be subject to Executive signing, returning to the Company and not revoking, a general release agreement substantially in the form attached as Exhibit A hereto (the “Release Agreement”) and such Release Agreement becoming effective no later than fifty- five (55) days following Executive’s termination of employment; provided, however, that in the event such fifty-five (55) day period straddles two taxable years, the payments described in Section 5 shall not commence until the later of the two taxable years; and provided further that any accompanying separation agreement shall have no greater obligations or more limiting post- employment restrictions than are expressly set forth in this Agreement or the Release Agreement.
7.Executive Covenants. Executive acknowledges that the covenants contained in Section 7 of this Agreement shall survive the termination of the Term and that the consideration noted in Section 3, as well as Executive’s employment, is sufficient compensation for such covenants.
(a)Nondisclosure of Confidential Information. “Confidential Information” means data and information relating to the business of the Company, which is disclosed to or created by Executive, or of which Executive becomes aware as a consequence of Executive’s relationship with the Company, that has value to the Company and is not generally known to competitors of the Company. Subject to the foregoing, Confidential Information includes, but is not limited to, business development, marketing and sales programs, customer, potential customer and supplier/vendor information, customer lists, employee information, marketing strategies, Company financial results, information related to mergers and acquisitions, pricing information, personnel information, financial data, regulatory approval strategies, investigative records, research, marketing strategy, testing methodologies and results, computer programs, programs and protocols, and related items used by the Company in its business, whether contained in written form, computerized records, models, prototypes or any other format, and any and all information obtained in writing, orally or visually during visits to offices of the Company. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Agreement, or (C) otherwise enters the public domain through lawful means. Executive acknowledges that Executive will continue to receive and develop Confidential Information of the Company as a necessary part of Executive’s job. Executive agrees that while employed by the Company, Executive will continue to benefit and add to the Company goodwill with its clients and in the marketplace generally. Executive further agrees that the loss of such clients will cause the Company significant and irreparable harm and that the restrictions on Executive’s use of such Confidential Information are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information. Accordingly, Executive will not at any time during Executive’s employment by the Company, and for so long thereafter as the pertinent information or documentation constitutes Confidential Information as defined above, use or disclose to others any Confidential Information, except as specifically authorized in a signed writing by the Company or in the performance of work assigned to Executive by the Company. The covenants made by Executive herein are in addition

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to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright and trade secret laws, and laws concerning fiduciary duties. Executive hereby agrees not to disclose, copy, or remove from the premises of the Company any documents, records, tapes or other media or format that contain or may contain Confidential Information, except as required by the nature of Executive’s duties for the Company.
Notwithstanding the foregoing, nothing herein prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and will not be required to notify the Company of any such reports or disclosures.
(b)Return of Company Property. Promptly following the end of the Term, or at any time at the request of the Company, Executive will return to the Company all Confidential Information, physical property of the Company and any information relating to the clients or customers of the Company that Executive may possess or have under Executive’s control, together with all copies thereof, including, but not limited to, company hardware, records, memoranda, notes, plans, reports, computer tapes, software and other documents and data containing confidential information.
(c)Employee and Independent Contractor Nonsolicitation and Noninterference. During the Term and for one year following the termination of Executive’s employment for any reason or no reason by either the Company or Executive, Executive will not, directly or indirectly (i) recruit, hire, retain or attempt to recruit, hire or retain, any then-current employee or independent contractor of the Company or any former employee who was employed by the Company within the prior six (6) months, for employment or engagement with an entity other than the Company, or (ii) entice or attempt to persuade the Company’s then-current employee or independent contractor to leave employment or engagement with the Company.
(d)Nondisparagement. Executive shall not make, and the Company shall instruct each member of the Board and each executive officer of the Company not to make, or cause to be made, during the Term and at all times thereafter, any statement or communicate any information (whether oral or written) that disparages the Company or Executive, respectively, including, with respect to Executive’s obligations, the Company’s subsidiaries or parent companies or any of their respective officers, directors, board members, investors, shareholders, agents or employees.
(e)Reasonableness. Executive acknowledges that the provisions contained in this Section 7 are reasonable and necessary to protect the Company’s interests in its good will, business relationships, and confidential information and that the Company will suffer substantial harm if Executive engages in any of the prohibited activities. Executive warrants that no provision of this Section 7 will work to prevent Executive from earning a living. Executive understands and agrees that Executive has been advised to consult with an attorney concerning

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the terms of this Section 7 (including the non-solicitation provision contained herein) and has been given at least fourteen (14) days to consider and negotiate such terms.
(f)Enforcement. It is the desire and intent of the parties hereto that the provisions of Section 7 of this Agreement be construed independently of one another to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Each restriction contained in this Section 7 is intended to be severable, and the unenforceability of any such provision shall not affect the enforceability of any other provision of Section 7. The Company shall be entitled to all rights and remedies as set forth in this Section 7 until the expiration of the covenants contained herein in accordance with their terms. The parties agree and acknowledge that damages will be difficult, if not impossible, to calculate in the event of a breach, or threatened breach, of any of the provisions of this Section 7 and, in any event, damages will be an insufficient remedy in the event of such breach. Accordingly, the parties agree that the Company shall, in addition to all other remedies, be entitled to injunctive relief in the event of any breach of the provisions of this Section 7.
(g)Permitted Disclosures. Pursuant to the Defend Trade Secrets Act (18
U.S.C. § 1833(b)), Executive understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its Affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its Affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company or its Affiliates shall prohibit or restrict Executive from confidentially or otherwise communicating with any law enforcement, governmental or regulatory agency (including the SEC) or participating in an investigation by any such agency regarding possible violations of law, or making any voluntary disclosure of information or documents concerning possible violations of law to, or seeking or receiving a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award from, any such governmental agency, in each case, and Executive may do so without notifying the Company or its Affiliates. Nothing in this Agreement or any other Agreement that Executive has with the Company or its Affiliates prohibits Executive from making truthful statements or disclosures regarding unlawful employment practices or from seeking or obtaining legal advice.
8.Parachute Payment Limitations. Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between Executive and the Company or any incentive arrangement or plan offered by the Company), in the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Executive by the Company (collectively, the

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“Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would thereby subject Executive to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 8 shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Executive without Executive incurring an Excise Tax, then, solely to the extent that Executive would be better off on an after tax basis (taking into account the applicable federal, state or local income and employment taxes and the Excise Tax) by receiving the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax, the amounts payable to Executive under this Agreement (or any other agreement by and between Executive and the Company or pursuant to any incentive arrangement or plan offered by the Company) shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without Executive becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). The determination of whether Covered Payments would result in the application of the Excise Tax, and the amount of reduction that is necessary so that no such Excise Tax would be applied, shall be made, in writing and at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control, whose determination shall be conclusive and binding upon Executive and the Company for such purposes. In the event Executive receives reduced payments and benefits as a result of application of this Section 8, Executive shall have the right to designate which of the payments and benefits otherwise set forth herein (or any other agreement between the Company and Executive or any incentive arrangement or plan offered by the Company) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code by the Board or committee thereof; (2) reduction of cash payments which are determined to be nonqualified deferred compensation for purposes of Section 409A of the Code by the Board or a committee thereof; (3) cancellation of accelerated vesting of equity awards; (4) reduction of other benefits payable to Executive.
9.Recoupment. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges that Executive will be subject to recoupment policies adopted by the Company, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the securities of the Company may be listed.
10.Tax Withholding. Executive shall be liable for all income taxes incurred with respect to all benefits provided under this Agreement. All payments required to be made to Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent the Company determines is required to be withheld pursuant to applicable law or regulation.
11.Section 409A of the Internal Revenue Code. It is the intent of the parties that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted

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and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Agreement: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the tent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Agreement and no payments shall be due to Executive under this Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (A) the first business day following the six-month anniversary of the separation from service or (B) the date of Executive’s death.
12.Definitions. For the purposes of this Agreement, the following terms shall be defined as set forth below:
(a)“Affiliate” means any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.
(b)“Board” means the board of directors of Highlands or its successor.
(c)“Cause” means any of the following:
(i)the willful fraud or material dishonesty of Executive in connection with the performance of Executive’s duties to the Company;
(ii)the deliberate or intentional failure by Executive to substantially perform Executive’s duties to the Company (other than Executive’s failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason);

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(iii)willful misconduct by Executive that is materially detrimental to the reputation, goodwill or business operations of the Company or any Affiliate;
(iv)willful disclosure of the Company’s Confidential Information or trade secrets;
(v)breach of Section 7(a), (b) or (c) or Section 19 of this Agreement; or
(vi)the conviction of, or plea of nolo contendere to a charge of commission of a felony or crime of moral turpitude by Executive,

provided that, if in the Board’s judgment such act or omission is capable of cure, Executive has failed to cure Executive’s act or omission within thirty (30) days following the delivery of a written notice to Executive by the Board which sets forth the basis for termination of Executive’s employment for “Cause.”
For purposes of this Section, no act or failure to act will be considered “willful,” unless it is done or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
(d)“Change in Control” means the first to occur of any of the events set forth in the following paragraphs:
(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
(ii)a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation;
(iii)a majority of the members of the Board is replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

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(iv)a sale or disposition (other than to an Affiliate) of all or substantially all of the Company’s assets in any single transaction or series of related transactions; or
(v)the shareholders of the Company or the Board adopts a plan of liquidation.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to an amount that provides for a the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii), (iv) or (v) above shall only constitute a Change in Control if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code).
(e)“Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or in which the Company participates. If no such disability plan or policy is maintained or participated in by the Company, Disabled means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If Executive disputes the Company’s determination of whether Executive is Disabled, Executive (or Executive’s designated physician) and the Company (or its designated physician) shall jointly appoint a third- party physician to examine Executive and determine whether Executive is Disabled.
(f)“Good Reason” means, without Executive’s written consent, (i) a material diminution of Executive’s annual Base Salary or Target Bonus as in effect on the Effective Date and as may be increased from time to time; (ii) a material reduction in Executive’s authority, duties or responsibilities (including any such diminution resulting from a Disposition of Assets); (iii) a requirement that Executive report to anyone other than the Board; (iv) Executive being required to relocate Executive’s principal place of employment with the Company more than 50 miles from Executive’s principal place of employment as of the Effective Date, it being understood that Executive may be required to travel frequently in connection with Executive’s position as set forth herein and that prolonged periods away from Executive’s principal residence shall not constitute Good Reason; (v) failure of any successor to the Company following a Change in Control to assume this Agreement and the obligations hereunder; (vi) the occurrence of a Change in Control which results in the Company no longer being a publicly traded entity, unless its successor is a publicly traded entity; or (vii) a material breach by the Company of any material provision of this Agreement or any other written agreement between the Company and Executive. A termination of employment by Executive shall not be deemed to be for Good Reason unless (A) Executive gives the Company written notice describing the event or events which are the basis for such termination within ninety (90) days of the initial event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of the Company’s receipt of such notice (“Correction Period”), and (C) Executive terminates Executive’s employment no later than thirty (30) days following the Correction Period.
(g)“Prior Bonus” means the Annual Bonus paid to Executive, if any, for the completed fiscal year immediately preceding the fiscal year in which a Change in Control occurs.

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13.Engagement of Professional Employer Organization. Executive hereby acknowledges and agrees that for purposes of providing certain human resource services, including payroll and certain employee benefits, the Company may, in its sole discretion, engage a professional employer organization or similar organization (a “PEO”). In the event that the Company engages a PEO, the Company may be in a co-employment relationship with the PEO, and to that extent Executive will be in a separate employment relationship with each of the Company and the PEO (which may be considered Executive’s employer of record for such purposes). Accordingly, Executive acknowledges and agrees that certain obligations of the Company under this Agreement may be satisfied by the provision of services or benefits by the PEO and its affiliates; provided, however, that all obligations and liabilities with respect thereto shall ultimately be obligations and liabilities of the Company, and not of the PEO. Executive agrees to execute such additional documents in this connection as the Company may from time to time request. Notwithstanding the foregoing, the Company shall have the sole authority to direct and control Executive with respect to the services provided by Executive to the Company.
14.Successors and Assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable by Executive; provided, however, that any amounts that shall have become payable under this Agreement prior to Executive’s death shall inure to the benefit of Executive’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of the Company whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business.
15.Blue-Penciling; Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal, unenforceable, or unreasonable or excessive as to duration, geographic scope, or activity, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable. Any provision that is modified shall be construed by limiting and reducing it to the maximum time, geographic or scope limitations, as the case may be, so as to be reasonable and enforceable to the extent compatible with the applicable law. If such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement; provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
16.Amendment. This Agreement may not be amended orally; it may only be amended in a writing signed by Executive and a duly authorized representative of the Company.
17.Notices. Any notices to be given under this Agreement may be made by personal delivery, e-mail, or recognized overnight courier. Notice by personal delivery or courier will be deemed made on the date of actual receipt.
Notice to the Company shall be addressed to: Chairman of the Board
Highlands REIT, Inc.
1 South Dearborn Street, 20th Floor Chicago, IL 60603

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Notice to Executive shall be addressed to Executive at the home address most recently provided to the Company.
18.Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of Illinois as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
19.Arbitration.
(a)The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to Executive’s relationship with the Company or any Affiliate, including, but not limited to, any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability); any dispute, controversy or claim arising out of or relating to this Agreement or the breach of this Agreement; and any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement.
(b)All Claims shall be resolved exclusively by arbitration administered by JAMS under its Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”). Notwithstanding the foregoing, the Company and Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules, in each case to prevent any violation of this Agreement. The Company and Executive must notify the other party in writing of a request to arbitrate any Claims within the same statute of limitations period applicable to such Claims.
(c)Any arbitration proceeding brought under this Agreement shall be conducted before one arbitrator in the greater Chicago metropolitan area, or such other location to which the parties mutually agree. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney with significant experience in employment matters. The Company shall advance reasonable attorney’s fees and expenses to Executive in connection with any dispute under this Agreement, provided that, if Executive is unsuccessful in his claim or defense, he shall reimburse the Company for any corresponding advanced attorney’s fees and expenses. Notwithstanding the foregoing, the Company shall pay all costs and fees that Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law and, to the extent required by applicable law for this arbitration provision to be enforceable, the Company shall reimburse Executive for any reasonable travel expenses incurred by Executive in connection with Executive’s travel to Illinois for any arbitration proceedings. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if

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any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Illinois consistent with Section 18 of this Agreement.
(d)Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
20.Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement, and shall not be used to construe any provision of this Agreement.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement. Signatures may be exchanged by facsimile or email.
22.Survival. The respective obligations of, and benefits accorded to, the Company and Executive as provided in Section 3(b), 4(e), 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 19 of this Agreement shall survive the expiration or earlier termination of this Agreement. Without limiting the foregoing, Executive acknowledges and agrees that Executive’s obligations under Section 7 of this Agreement shall survive the cessation of Executive’s employment with the Company for whatever reason.
23.Entire Agreement. This Agreement sets forth the entire agreement between the Company (or any Affiliate) and Executive with respect to its subject matter, and merges and supersedes all prior discussions, negotiations, representations, proposals, agreements and understandings of every kind and nature between the Company (or any Affiliate) and Executive, including the Prior Agreement. Executive and the Company represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.
[Signature page follows]

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement on the date first written above.
Highlands REIT, Inc.    Executive

/s/ R. David Turner	/s/ Robert J. Lange

By: R. David Turner	Robert J. Lange
Its: Chairman of Board of Directors

[Signature Page to Amended and Restated Executive Employment Agreement]

EXHIBIT A
WAIVER AND GENERAL RELEASE OF CLAIMS
1.The employment of Robert J. Lange (herein “you” or “your”) with Highlands REIT, Inc. (the “Company”) has terminated effective as of     (the “Termination Date”). Pursuant to the terms of that certain amended and restated executive employment agreement by and between you and the Company dated as of April [●], 2023 (the “Employment Agreement”), you will be entitled to certain severance consideration as described in Section 5 of the Employment Agreement (the “Severance Consideration”), subject to all of the terms and conditions of the Employment Agreement, which include without limitation that you timely execute and do not revoke this Waiver and General Release of Claims (“Release Agreement”), as required under the Employment Agreement.
2.You will be paid your earned but unpaid base salary through the effective date of your termination of employment with the Company and any other amounts due to you from the Company or any of its affiliates, such as approved, unreimbursed business expenses and accrued and unused vacation, in each case, in accordance with Section 4(e) of the Employment Agreement (the “Accrued Rights”). You are not required to sign this Release Agreement to receive the Accrued Rights.
3.You acknowledge that you have had a period of at least twenty-one (21) days in which to consider this Release Agreement and you have been advised to consult an attorney regarding this Release Agreement. Once you sign this Release Agreement, return it to the Company’s Chairman of the Board. You may not sign this Release Agreement prior to your Termination Date; and, should you do so, you will be required to re-sign it on or within five (5) business after your Termination Date.
4.You will have an additional seven (7) days after signing the Release Agreement to revoke your acceptance (the “Revocation Period”) by submitting a written statement of revocation to the Company’s Chairman of the Board. You understand that you shall relinquish any right you have to the Severance Consideration if you exercise your right to revoke this Release Agreement. If you do not timely revoke your acceptance during the Revocation Period, this Release Agreement will become final and effective. If you submit your signed Release Agreement or revocation by mail, your mailing envelope must be postmarked no later than the submission deadline.
5.The following are the terms of the waiver and general release of claims that you accept as part of this Release Agreement:
(a)In consideration of the Severance Consideration that you are receiving as provided in the Employment Agreement, and on behalf of yourself and your heirs, executors, administrators, successors, assigns, representatives, agents, spouse, relatives, and beneficiaries, you hereby waive, release, and hold harmless the Company and each of its parents, subsidiaries, divisions, units, related companies, affiliates, predecessors, successors and assigns, and all of their

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respective agents, officers, directors, partners, stockholders, representatives, attorneys,administrators, successors, assigns, employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and each of them (“Company Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of your signature to this Release Agreement, under federal, state, or local law that directly or indirectly arise out of, relate to, or are connected with your services to, employment with, or the termination of your employment with the Company or its affiliates (the “Employee Released Claims”). The laws under which the Employee Released Claims may arise include, but are not limited to, the following, each as may be amended and including each of their respective implementing regulations: the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Fair Labor Standards Act of 1938, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Maryland Fair Employment Practices Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Healthy Working Families Act, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Employment Contract Act, the Illinois Biometric Information Privacy Act, the Illinois Equal Pay Act, the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state, and local employment laws, as well as any and all common law tort, contract or other theories under state, federal or local laws. The Employee Released Claims include claims of discrimination or retaliation on the basis of workers’ compensation status, but do not include workers’ compensation claims.
Notwithstanding the foregoing, the Employee Released Claims also do not include (i) claims for unemployment benefits or any disability benefits pursuant to applicable state law, (ii) claims for continued participation in the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or similar state or local healthcare continuation laws, (iii) payment of the Severance Consideration and Accrued Rights, (iv) claims for vested benefits under the Company’s general employee benefit plans and the Company’s tax- qualified defined contribution retirement plan(s), (v) any rights to indemnification you may have as a result of your employment with the Company, or (vi) claims that cannot be released or waived under applicable law. Nothing in this Release Agreement shall be construed to affect the right and responsibility of any law enforcement, government agency (including, but not limited to, the Securities and Exchange Commission, Department of Labor, the Equal Employment Opportunity Commission, National Labor Relations Board and Illinois Department of Labor), state or local commission on human rights, or self- regulatory organization to enforce the law, nor does this Release Agreement

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affect your right to file a charge or complaint or participate in an investigation or proceeding conducted by any such entity, although this Release Agreement does bar any claim that you might have to receive monetary damages in connection with any such investigation or proceeding concerning matters covered by this Release Agreement other than any Securities and Exchange Commission (“SEC”) whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award. Execution of this Release Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release Agreement, or any other claim that by law may not be released.
(c)    You acknowledge and understand that the release of claims under the ADEA, is subject to special waiver protections. Accordingly, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, you acknowledge that you understand that:
(i)    you are not waiving any claims for age discrimination under the ADEA that may arise after the date you sign this Release Agreement;
(ii)you are waiving rights or claims for age discrimination under the ADEA in exchange for the Severance Consideration described in Section 1 of this Release Agreement, which is in addition to anything of value to which you are already entitled; and
(iii)you are advised to consult with and have had an opportunity to consult with an attorney before signing this Release Agreement.
6.This Release Agreement may not be modified except by a writing signed by both you and the Company. In the case of the Company, any such writing shall bind the Company only if approved by a duly authorized representative of the Company. You understand and agree that this Release Agreement shall not be construed at any time or for any purpose as an admission of any liability or wrongdoing by the Company or its affiliates.
7.Except as provided in Section 10 below, you agree that the terms of this Release Agreement are a private matter that will not be divulged to others except to your attorneys, tax, financial, or outplacement advisors, or immediate family members, who in turn shall not divulge its contents.
8.This Release Agreement shall be governed by and construed in accordance with the laws of the State of Illinois as applicable to contracts executed and performed within such state, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
9.If any provision of this Release Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Release Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

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10.Notwithstanding anything in this Release Agreement to the contrary, nothing in this Release Agreement prohibits you from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity (including the SEC), or seeking or receiving a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award from a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements or other disclosures to a governmental or regulatory entity, in each case without receiving prior authorization from or having to disclose any such conduct to the Company or any Company Released Party, or from responding if properly subpoenaed or otherwise required to do so under applicable law and nothing in this Release Agreement (or other agreement with the Company) shall prohibit you from making truthful statements or disclosures regarding unlawful employment practices or from seeking or obtaining legal advice.
11.The Employment Agreement, together with this Release Agreement set forth the entire agreement between you and the Company regarding its subject matter and supersede all other written or oral promises or representations about its subject matter. Except as provided in Section 10 of this Release Agreement, you will, however, continue to be bound by the terms of any confidentiality obligations you may have in your capacity as an officer or director or employee of the Company.
12.You warrant that you have not filed any private civil actions against the Company or any Company Released Party prior to signing this Release Agreement.
13.This Release Agreement shall bind you, your heirs, and your personal representatives, successors, assigns, executors and administrators, and shall inure to the benefit of each of the parties to the Employment Agreement, its heirs, successors and assigns.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE AGREEMENT, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.
ACCEPTED AND AGREED TO:
[●]
Signature:      Date:

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